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                                 EXHIBIT 99.2



Louisiana-Pacific                                                 NEWS RELEASE
Doing something about it.

111 S.W. Fifth Avenue
Portland, OR 97204
503/221-0800
FAX 503/796-0107

Release No. 123-7-5
Contact:  Barry Lacter (Media) or Bill Hebert (Investor Rel.)


FOR IMMEDIATE RELEASE

Louisiana-Pacific Announces Management Changes

    (Portland, Ore.; July 31, 1995) -- The board of directors of Louisiana-Pacific Corp. (NYSE: LPX) announced today that it has accepted the proffered resignations of Harry A. Merlo, chairman and president, along with two other senior executives and board members: James Eisses, executive vice president and general manager of the company's Northern Division; and Ronald L. Paul, vice president, operations and general manager of L-P's Southern Division.

    Effective immediately, Donald R. Kayser, an L-P board member and former officer of the company, has been appointed chairman and chief executive officer; and Lee Simpson, a former L-P board member and officer, has been appointed president and chief operating officer and has been elected to the board.

    Mr. Kayser and Mr. Simpson will serve on an interim basis. A search firm has been engaged to find a new CEO.

    All three officers elected to take early retirement at a board meeting last Friday when the outside directors of the board expressed a lack of confidence in the executive management team. It was agreed by all members of the board that given the current litigation situation of the company, there should be a new management team.

    The board reiterated Louisiana-Pacific's determination to defend its interests aggressively in these litigation matters. According to Mr. Kayser, "In accepting the early retirement of these officers, the company is making no accusation against them. Rather, we are determined to do everything possible to defend our company and our products."

    Mr. Kayser released a statement to the 13,000 employees of Louisiana-Pacific expressing his strong confidence in its people and its products. "Harry Merlo has made great contributions to this company as an entrepreneur and a visionary," he said. "He deserves our thanks, as do Jim Eisses and Ronnie Paul. Now it is time to build a stronger management foundation for our commitment to deliver high quality, innovative products. We begin the process with a tremendous base of modern, efficient plants and talented, hard-working employees who have contributed to making Louisiana-Pacific the great company that it is today."

    Donald Kayser, 64, served as chief financial officer and administrative officer of Louisiana-Pacific from 1973 to 1982 and has served on the L-P board since 1972. Prior to that, he held a number of operating positions at Georgia-Pacific, from which Louisiana-Pacific was spun off in 1972.
Subsequent to leaving L-P, he was senior vice president and chief financial officer of Allied Signal from 1983 to 1988 and served as an executive vice president and director of Morrison Knudsen Corporation from 1988 to 1990. He retired in 1990.

    Lee Simpson, 61, was vice president, operations and a member of the board of Louisiana-Pacific from the start of the company in 1972 until he retired in 1991. He continued to serve as a director until 1993.


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